Exhibit 99.1

Ally Comments on Notice by Lion Point

DETROIT- Jan. 4, 2016 - Ally Financial Inc. (NYSE: ALLY) today received a notice of nomination from Lion Point Capital (“Lion Point”) proposing two candidates to stand for election to Ally’s Board of Directors at the company’s 2016 annual meeting, which is currently scheduled for May 3, 2016. Ally’s Board of Directors will carefully consider and evaluate Lion Point's nominations and will communicate its views to stockholders in due course.

The Lion Point nominations have no impact on Ally’s operations, which continue in the normal course. Ally remains squarely focused on serving the needs of its customers and delivering the competitive products and services they have come to expect from the company.

Lion Point is a hedge fund formed in 2014, which has advised Ally that it holds less than 1 percent of Ally’s common stock. On the evening of Dec. 23, 2015, Lion Point sent Ally a letter outlining various demands, including that Ally’s board create a Strategic Alternatives Committee. Such demand was repeated in a precatory proposal contained in the notice delivered today.

Ally’s Compensation, Nominating and Governance Committee and its full board previously concluded that Ally stockholder value would not be enhanced by the creation of such a committee, that Ally’s business and financial fundamentals and prospects are strong, and that it would be a highly disadvantageous time in the business, market and regulatory cycle to pursue a sale transaction. The formation of such a committee would be widely regarded as a decision to pursue a sale of the company.

Lion Point's actions are particularly disappointing given Ally’s engagement with the hedge fund over the last few months. Lion Point advised Ally of its Hart-Scott-Rodino filing on Nov. 12, 2015 and commented that it was "precautionary" and that Lion Point did not intend to engage in an activist role. A few days later, members of Ally’s senior management and the board had a phone call with Lion Point, at its request. Lion Point's next communication with the company was in the demand letter, sent just before Christmas, in which it insisted on a positive response to its proposals in less than two weeks, failing which it planned to nominate directors.

The Compensation, Nominating and Governance Committee of the board and the full board each met immediately after Christmas to discuss Lion Point's demands. Ally representatives subsequently held further discussions with the Lion Point representatives in which the adverse consequences of publicly establishing a Strategic Alternatives Committee were explained.

Ally Chairman Franklin W. Hobbs stated: "Our board is committed to open dialogue with our stockholders. We believe, however, that our primary duty as directors is to assess the best path for Ally and all its stockholders. Although we are troubled by Lion Point's tactics, our fundamental disagreement is with Lion Point's clear agenda to force a sale of Ally. Such a course of action would be contrary to the best interests of stockholders and our obligations to all stockholders do not permit us to adopt such a course to avoid a proxy contest.”

The company has a highly qualified board of experienced professionals with extensive expertise in banking, consumer finance and the financial sector more generally. The board is committed to good corporate governance, with all directors other than the CEO being independent. Under the leadership of the Board of Directors and the current management team, Ally has implemented substantial improvements to its operational and business strategies, delivered improved and consistent profitability, strengthened the company’s financial profile and further deepened and strengthened customer relationships. Among other achievements, Ally has:

•	Generated auto originations in excess of $40 billion in 2015, surpassing original target

•	Steadily grew bank deposits in excess of $7 billion from more than 1 million customers in 2015

•	Achieved a core return on tangible common equity (ROTCE) above its targeted 9 percent in two of the last three quarters

•	Increased core income[1] 10.8 percent to $1.4 billion year-to-date through the third quarter, and increased net income 5.4 percent to approximately $1 billion during the same period

•	Successfully redeemed $2.6 billion of Series G preferred securities

•	Achieved an adjusted efficiency ratio in the mid-40 percent range

The Board of Directors welcomes the views of its stockholders and will consider suggestions from all stockholders. It will not, however, undertake any actions that it believes would jeopardize the company's ability to deliver long-term value for all stockholders.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally’s Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $156.1 billion in assets as of Sept. 30, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Important Additional Information

Ally Financial Inc. (“Ally”) intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2016 Annual Meeting. ALLY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

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1 Excludes charges related to extinguishment of high-cost legacy debt and other balance sheet repositioning items.

Ally, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Ally stockholders in connection with the matters to be considered at Ally 's 2016 Annual Meeting. Information about Ally’s directors and executive officers is available in Ally’s proxy statement, dated April, 8, 2015, for its 2015 Annual Meeting, its Annual Report on from 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2015 filed on May 1, 2015, July 30, 2015 and October 29, 2015, respectively and its Current Reports on Form 8-K, which were filed with the SEC on July 22, 2015, June 15, 2015, March 20, 2015 and February 5, 2015. To the extent holdings of Ally’s securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Ally’s 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Ally with the SEC free of charge at the SEC's website at www.sec.gov. Copies also will be available free of charge at Ally’s website at www.ally.com or by contacting Ally’s Investor Relations at 1-866-710-4623.

Forward-Looking Statements

In this communication and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
Ally Financial

646-781-2692
gina.proia@ally.com

or

George Sard/Denise DesChenes/Paul Scarpetta

Sard Verbinnen & Co.

212-687-8080

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